EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES
AND OTHER RIGHTS OF PREFERRED STOCK AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS THEREOF
of
SERIES B CONVERTIBLE PREFERRED STOCK
of
ATRINSIC, INC.
(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

ATRINSIC, INC., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations, Powers, Preferences and Other Rights of Preferred Stock and Qualifications, Limitations and Restrictions (the “Certificate of Designations”) and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), which authorizes the issuance of 5,000,000,000 shares of preferred stock, $0.000001 par value per share, in one or more series, the Board duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

RESOLVED, that, pursuant to Article IV of the Certificate, the Board hereby authorizes the issuance of, and fixes the designation and preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of a series of preferred stock of the Corporation consisting of eighteen million (18,000,000) shares, $0.000001 par value per share, to be designated “Series B Convertible Preferred Stock” (hereinafter, the “Series B Preferred Stock”); and be it

RESOLVED, that each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following terms and provisions:

1.          Dividends. The holders of the Series B Preferred Stock shall be entitled to receive, when, if and as declared by the Board, out of funds legally available therefor, any dividends or other distributions from the Corporation that are declared on the common stock, $0.000001 par value per share, of the Corporation (the “Common Stock”), in which case holders of Series B Preferred Stock shall each be entitled to receive, on an As-Converted Basis (as defined below, but without regard to the Beneficial Ownership Cap limitations set forth in Section 5(d) hereof), any dividends or distributions (other than dividends payable solely in additional Common Stock) declared by the Board and paid to the holders of Common Stock, out of any assets legally available therefor, pari passu with the amount of such dividends to be distributed to the holders of Common Stock immediately prior to the declaration of such dividend or distribution. “As-Converted Basis” means, as of the time of determination, that, solely for the purpose of determining the applicable right (and without limitation to any rights of the Series B Preferred Stock), the Series B Preferred Stock shall be treated:

(a)
if the Reverse Stock Split (as defined herein) has not occurred, as if each share of such Series B Preferred Stock had been converted into 15,463.7183 (as such number may be adjusted pursuant to Section 5) shares of Common Stock (even if such Series B Preferred Stock is not eligible at the time of such determination to be converted into Common Stock); and

(b)
if the Reverse Stock Split has occurred, as if each share of such Series B Preferred Stock had been converted into one (as such number may be adjusted pursuant to Section 5) share of Common Stock on a post Reverse Stock Split-basis (even if such Series B Preferred Stock is not eligible at the time of such determination to be converted into Common Stock).

EXHIBIT 3.1, 1

2.          Voting Rights.  Except as otherwise provided herein or as provided by law, the holders of the Series B Preferred Stock shall have full voting rights and powers, subject to the Beneficial Ownership Cap as defined in Section 5(d), if applicable, equal to the voting rights and powers of holders of Common Stock and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, with respect to any question upon which holders of Common Stock are entitled to vote, including, without limitation, the right to vote for the election of directors, voting together with the holders of Common Stock as one class. Each holder of shares of Series B Preferred Stock shall be entitled to vote on an As-Converted Basis, determined on the record date for the taking of a vote, subject to the applicable Beneficial Ownership Cap limitations set forth in Section 5(d), or, if no record date is established, at the day prior to the date such vote is taken or any written consent of stockholders is first executed. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded up to the nearest whole number.

3.          Rights on Liquidation.

(a)          Prior to the Reverse Stock Split, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (any such event being hereinafter referred to as a “Liquidation”), the holders of record of the shares of the Series B Preferred Stock shall be entitled to receive, immediately after any distributions required by the Corporation’s Certificate and any certificate(s) of designation, powers, preferences and rights in respect of any securities of the Corporation having priority over the Series B Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation, or in terms of redemption rights or dividend rights (“Senior Securities”), and before and in preference to any distribution or payment of assets of the Corporation or the proceeds thereof may be made or set apart with respect to any other securities of the Corporation over which the Series B Preferred Stock has priority with respect to the distribution of the assets of the Corporation upon Liquidation (“Junior Securities”), an amount in cash with respect to each share of Series B Preferred Stock held by such holders, equal to such amount that would be due on an As-Converted Basis immediately prior to such Liquidation (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Preference”). If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series B Preferred Stock and any securities of the Corporation having equal priority with the Series B Preferred Stock with respect to the distribution of the assets of the Corporation upon Liquidation, or in terms of redemption rights or dividend rights (“Parity Securities”) shall be insufficient to permit payment in full to the holders of the Series B Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders of the Series B Preferred Stock and Parity Securities then outstanding shall be distributed ratably among such holders based upon the proportion the total amount distributable on each share upon liquidation bears to the aggregate amount available for distribution on all shares of the Series B Preferred Stock and of such Parity Securities, if any.

(b)          A change of control of the Corporation (including any change in the ownership of more than fifty percent (50%) of the voting capital of the Corporation) shall not be deemed a Liquidation.

(c)          In the event of a Liquidation, after the payment of all preferential amounts required to be paid to the holders of shares of Series B Preferred Stock and any Parity Securities, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

EXHIBIT 3.1, 2

4.          Actions Requiring the Consent of Holders of Series B Preferred Stock.

(a)           Prior to the Reverse Stock Split, the consent of the holders of at least two-thirds of the shares of Series B Preferred Stock at the time outstanding, given in accordance with the Certificate and Bylaws of the Corporation, as amended, shall be necessary for effecting or validating any of the following transactions or acts, whether by merger, consolidation or otherwise:

(i)          Other than with respect to the Reverse Stock Split, a change of the Corporation’s name, an increase in the par value of the Corporation’s common stock and a decrease in the number of authorized shares of common stock to 100,000,000, any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of (i) the Certificate or (ii) the Bylaws of the Corporation that will adversely affect the rights or privileges of the holders of the Series B Preferred Stock;

(ii)          The authorization or creation by the Corporation of, or the increase in the number of authorized shares of, any Senior Securities or Parity Securities, or any security convertible into Senior Securities or Parity Securities, or the authorization or creation of any new Senior Securities or Parity Securities (or any action which would result in another series of Senior Securities or Parity Securities), in each case, ranking in terms of liquidation preference, redemption rights or dividend rights, pari passu with or senior to, the Series B Preferred Stock in any manner; and

(iii)          Any act or thing not authorized or contemplated by this Certificate of Designations which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

(b)           Prior to the Reverse Stock Split, the consent of (i) the holders of at least a majority of the shares of Series B Preferred Stock at the time outstanding and (ii) Iroquois Capital Management LLC, given in accordance with the Certificate and Bylaws of the Corporation, as amended, shall be necessary for any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any of the provisions of this Certificate of Designations, including any increase in the number of authorized shares of Series B Preferred Stock;

(c)           If the Reverse Stock Split has not occurred by July 14, 2014, the consent of (i) the holders of at least a majority of the shares of Series B Preferred Stock at the time outstanding and (ii) Iroquois Capital Management LLC, which consent will not be unreasonably withheld, given in accordance with the Certificate and Bylaws of the Corporation, as amended, shall be necessary for the issuance of any securities of the Corporation, excluding warrants and options to purchase shares of authorized but unissued shares of Series B Preferred Stock or common stock.

5.          Conversion.

(a)           Automatic Conversion. Subject to the limitations set out in Section 5(d), upon the occurrence of  a reverse stock split of the Corporation’s common stock in which every 15,463.7183 shares of the Corporation’s Common Stock outstanding at the time that this Certificate of Designations was filed with the Secretary of State of  Delaware is exchanged for one share of the Corporation’s Common Stock (the “Reverse Stock Split”), each share of Series B Convertible Preferred Stock shall automatically convert without any further action from the Corporation or the holder into one (1) share of the Corporation’s Common Stock (on a post Reverse Stock Split-basis); provided that any shares of Series B Preferred Stock that do not convert as a result of Section 5(d), shall automatically convert (without any further action from the Corporation or the holder) into one (1) share of the Corporation’s Common Stock (on a post Reverse Stock Split-basis) at any time, and to the extent that, such conversion would not violate the provisions of Section 5(d).

EXHIBIT 3.1, 3

(b)           No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Convertible Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Corporation shall issue a number of shares to such Holder rounded up to the nearest whole number of shares of Common Stock. No cash shall be paid to any Holder of Series B Convertible Preferred Stock by the Corporation upon conversion of Series B Preferred Convertible Stock by such Holder.

(c)           Stock Dividends, Splits, Combinations and Reclassifications. If the Corporation shall (i) declare a dividend or other distribution payable in securities, (ii) split its outstanding shares of Common Stock into a larger number, (iii) combine its outstanding shares of Common Stock into a smaller number (other than the Reverse Stock Split), or (iv) increase or decrease the number of shares of its capital stock in a reclassification of the Common Stock including any such reclassification in connection with a merger, consolidation or other business combination in which the Corporation is the continuing entity (any such corporate event, an “Event”), then in each instance the conversion rate that would otherwise be applicable shall be adjusted such that the number of shares issued upon conversion of one share of Series B Convertible Preferred Stock will equal the number of shares of Common Stock that would otherwise be issued but for such Event.

(d)          Limitation on Beneficial Ownership.

(i)          Except as provided otherwise in this Section 5(d)(i), the number of shares of Common Stock that may be acquired by an Electing Holder (as defined herein) upon conversion of such Electing Holder’s Series B Preferred Stock, and the number of shares of Series B Preferred Stock with respect to which an Electing Holder shall be entitled to voting rights under Section 2 hereof, shall be limited to the extent necessary to ensure that, after giving effect to such conversion (or deemed conversion for voting purposes), the number of shares of Common Stock then beneficially owned by such Electing Holder and its Affiliates and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Electing Holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including shares held by any “group” of which the Electing Holder is a member, but, for avoidance of doubt, excluding shares of Common Stock issuable upon conversion or exercise of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) does not exceed 9.99% of the total number of shares of Common Stock of the Corporation issued and outstanding immediately after giving effect to such conversion (or deemed conversion for voting purposes) (the “Beneficial Ownership Cap”). For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Securities and Exchange Commission, and the percentage held by the Electing Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). With respect to an Electing Holder of Series B Preferred Stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Electing Holder will be deemed to be an Affiliate of such Electing Holder. This paragraph shall be construed and administered in such manner as shall be consistent with the intent of the first sentence of this paragraph. Any provision hereof which would require a result that is not consistent with such intent shall be deemed severed herefrom and of no force or effect with respect to the conversion contemplated by this Certificate of Designations.

EXHIBIT 3.1, 4

(ii)         In the event the Corporation is prohibited from issuing shares of Common Stock as a result of any restrictions or prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization, the Corporation shall as soon as possible seek the approval of its stockholders and take such other action to authorize the issuance of the full number of shares of Common Stock issuable upon the full conversion of the then outstanding shares of Series B Preferred Stock.

(iii)        For purposes of the foregoing, the number of shares of Common Stock beneficially owned by an Electing Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock with respect to which the determination of such beneficial ownership is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Series B Preferred Stock beneficially owned by such Electing Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any notes or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained in this Section beneficially owned by such Electing Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5(d), in determining the number of outstanding shares of Common Stock, a Electing Holder of Series B Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, or Form 8-K, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of any such Electing Holder, the Company shall within one (1) Business Day following the receipt of such notice, confirm orally and in writing to any such Electing Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series B Preferred Stock (or deemed conversion thereof, as applicable), by such Electing Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(iv)           The provisions of this Section 5(d) shall only apply to those holders of shares of Series B Preferred Stock that have notified the Corporation in writing that they wish to have Section 5(d) apply to such holder (an “Electing Holder”).  If an Electing Holder notifies the Corporation in writing that it no longer wishes to have Section 5(d) apply to such holder, then this Section shall no longer apply to such holder sixty-one (61) days after the Corporation receives such written notice.

(e)          Common Stock Reserved. At all times after the Reverse Stock Split, the Corporation shall reserve and keep available out of its authorized but unissued Common Stock, solely for issuance upon the conversion of shares of Series B Preferred Stock as herein provided, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock at the time outstanding (without regard to any ownership limitations provided in Section 5(d)).

EXHIBIT 3.1, 5

6.          Other Action Affecting Common Stock. In case at any time or from time to time the Corporation shall take any action in respect of its Common Stock, other than the payment of dividends permitted by Section 5 or any other action described in Section 5, then, unless such action will not have a materially adverse effect upon the rights of the holder of Series B Preferred Stock, the number of shares of Common Stock or other stock into which the Series B Preferred Stock is convertible and/or the purchase price thereof shall be adjusted in such manner as may be equitable in the circumstances.

7.         Covenants of the Corporation. The Corporation covenants and agrees that, prior to the Reverse Stock Split, it will perform the obligations set forth in this Section 7:

(a)          Taxes and Levies. The Corporation will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Corporation or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Corporation shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Corporation shall set aside on its books adequate reserves in accordance with generally accepted accounting principles (“GAAP”) with respect to any such tax, assessment, charge, levy or claim so contested;

(b)          Maintenance of Existence. The Corporation will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Corporation, except where the failure to comply would not have a material adverse effect on the Corporation;

(c)          Maintenance of Property. The Corporation will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

(d)          Insurance. The Corporation will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

(e)          Books and Records. The Corporation will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions materially in accordance with GAAP; and

(f)          Notice of Certain Events. The Corporation will give prompt written notice (with a description in reasonable detail) to the holders of Series B Preferred Stock in the event the Corporation shall:

(i)          become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

(ii)         apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or any of its property, or make a general assignment for the benefit of creditors;

EXHIBIT 3.1, 6

(iii)        in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Corporation or for any part of its property;

(iv)        permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Corporation, and, if such case or proceeding is not commenced by the Corporation or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Corporation or shall result in the entry of an order for relief;

(v)         enter into any agreement to merge or consolidate with any other person or sell, transfer or lease all or substantially all of its assets to any other person; or

(vi)        declare any split of its outstanding shares of capital stock, declare or make any dividend or distribution, or subdivide, reclassify or combine any of its outstanding shares of capital stock.

(g)          Other Notices. The Corporation shall distribute to the holders of the Series B Preferred Stock all communications sent by the Corporation to the holders of the Common Stock.

8.         Notices of Record Date. Prior to the Reverse Stock Split, in the event of any fixing by the Corporation of a record date for the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend or a dividend set forth in Section 1 hereof) or other distribution, any shares of Common Stock or other securities, or any right to subscribe for, purchase or otherwise acquire, or any option for the purchase of, any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or rights, and the amount and character of such dividend, distribution or right.

9.         No Redemption. The Corporation may not redeem the outstanding shares of Series B Preferred Stock and the holders shall not have any right, at any time or under any circumstances, to require the Corporation to redeem any of the Series B Preferred Stock.

10.         Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 5:00 p.m. (New York, NY time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a business day or later than 5:00 p.m. (New York, NY time) on any business day, or (c) the business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service such as Federal Express with next day delivery specified. The address for such notices and communications shall be as follows: (i) if to the Corporation, to: such address as is set forth on the Corporation’s most recent filing with the Securities and Exchange Commission, to the attention of the Corporation’s president, or (ii) if to a holder of Series B Preferred Stock, to the address or facsimile number appearing on the Corporation’s stockholder records or, in either case, to such other address or facsimile number as the Corporation or a holder of Series B Preferred Stock may provide to the other in accordance with this Section.

EXHIBIT 3.1, 7

11.         Stock Transfer Taxes. The issue of stock certificates upon conversion of the Series B Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issue; provided, however, that the Corporation shall be entitled to withhold any applicable withholding taxes with respect to such issue, if any. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the holder of any of the Series B Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

12.           Termination of Series B Preferred Stock.  Upon the occurrence of the Reverse Stock Split, the Corporation is prohibited from issuing any additional shares of Series B Preferred Stock.  On that date that all shares of Series B Preferred Stock have converted to Common Stock pursuant to the terms of this Certificate of Designations and no shares of Series B Preferred Stock are issued and outstanding, the Series B Preferred Stock shall cease to be an authorized class of preferred stock of the Corporation.

[signature page follows]

EXHIBIT 3.1, 8

IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation, does file this Certificate of Designations, hereby declaring and certifying that the facts stated herein are true and accordingly has hereunto set his hand this February 2, 2016.

ATRINSIC, INC.

By:	/s/ Edward Gildea
Name: Edward Gildea
Title: President

EXHIBIT 3.1, 9